Press Release

FOR IMMEDIATE RELEASE

Contact: Richard J. Stimel, FHLBank Pittsburgh: 412-288-7351; rich.stimel@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in Board Election

PITTSBURGH, November 14, 2018 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its recent election. The election included one member director position for Delaware, one member director position for Pennsylvania, one member director position for West Virginia and one independent director position. One new Pennsylvania member director was elected, while incumbent member directors were elected for Delaware and West Virginia.  One incumbent independent director was also elected. All four will serve four-year terms beginning January 1, 2019.

Pennsylvania Member Director – The new director is Jeane M. Vidoni, President and CEO of Penn Community Bank in Perkasie, Pennsylvania.

As President and CEO of Penn Community Bank, Ms. Vidoni oversees Pennsylvania’s second-largest mutual financial institution. She also represents the five-county greater Philadelphia region on the board of directors of the Pennsylvania Bankers Association and serves on the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Philadelphia. Ms. Vidoni’s distinguished career in banking has spanned more than three decades. She has served in senior positions at local, regional and national financial institutions throughout the Philadelphia region over the course of her professional career. Prior to her tenure at Penn Community Bank, she held leadership roles at several financial institutions, including President & CEO of First Federal of Bucks County; Senior Vice President, Retail Distribution and Sales Incentives at Citizens Bank; Senior Vice President, Sales Manager at Harleysville National Bank; and Senior Vice President, Head of Retail Banking at Progress Bank. Ms. Vidoni earned her Masters in Business Administration from St. Joseph’s University and her Bachelor of Science degree in Business Administration from Muhlenberg College.

Delaware Member Director – The incumbent director deemed to be elected is Lynda A. Messick, Director at County Bank in Rehoboth Beach, Delaware.

West Virginia Member Director – The incumbent director is Bradford E. Ritchie, President of Summit Community Bank in Moorefield, West Virginia.

Independent Director – FHLBank’s members elected one incumbent director to a nonmember independent director position: Glenn R. Brooks, President of Leon N. Weiner and Associates, Inc. in Wilmington, Delaware.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors – In addition to the directors-elect listed above, FHLBank Pittsburgh’s Board of Directors for 2019 includes the following members: Pamela C. Asbury, Teresa Bryce Bazemore, James R. Biery, Patrick A. Bond, Rev. Luis A. Cortes Jr., Duke Dayal, Louise M. Herrle, William C. Marsh, Brendan J. McGill, Glenn E. Moyer, Thomas H. Murphy and Charles J. Nugent.

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.

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